Exhibit 4.5

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is entered into as of December 31, 2025 and amends that certain Warrant Agreement, dated as of April 22, 2025 (the “Warrant Agreement”), by and among Texas Ventures Acquisition III Corp, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent,” and also the “Transfer Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

WHEREAS, TV Partners III, LLC (the “Prior Sponsor”) previously purchased from the Company certain warrants for the purchase of ordinary shares (the “Sponsor Private Placement Warrants”) in connection with the Company’s initial public offering, the terms of which are set forth in the Warrant Agreement, including certain Sponsor Private Placement Warrants defined in the Warrant Agreement as the “NMSI Private Placement Warrants;”

WHEREAS, on September 18, 2025, Yorkville Acquisition Sponsor II, LLC (the “New Sponsor”) purchased pursuant to that certain Purchase Agreement, dated September 18, 2025 (the “Purchase Agreement”) from the Prior Sponsor all securities of the Company owned by the Prior Sponsor, all of the Sponsor Private Placement Warrants, which included all of the NMSI Private Placement Warrants;

WHEREAS, following the New Sponsor’s acquisition of the Sponsor Private Placement Warrants, including the NMSI Private Placement Warrants, the sponsor membership interests representing a majority of the NMSI Private Placement Warrants are held by members of the New Sponsor, which do not include the Investors (as such term is defined by the Warrant Agreement), and the Investors have no sponsor membership interests in the NMSI Private Placement Warrants due to the fact that the Prior Sponsor no longer owns the NMSI Private Placement Warrants, and the Investors do not have a sponsor membership interest in the New Sponsor;

WHEREAS, Section 9.8 of the Warrant Agreement provides that it may be amended to amend terms solely of the Private Placement Warrants (as such term is defined in the Warrant Agreement) upon the consent of 50% of the number of then outstanding Private Placement Warrants (including the vote or written consent of the Lead Underwriter (as such term is defined in the Warrant Agreement));

WHEREAS, there are 7,568,750 Private Placement Warrants, of which the New Sponsor owns 4,700,000, constituting in excess of 50% of the number of then outstanding Private Placement Warrants, and the Lead Underwriter owns an additional 2,295,000 Private Placement Warrants;

WHEREAS, each of the New Sponsor and the Lead Underwriter are providing their consent to this Amendment; and

WHEREAS, pursuant to Section 2.6.2 of the Warrant Agreement, the holders of the sponsor membership interests representing a majority of the NMSI Private Placement Warrants have consented to this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Warrant Agreement, and for other good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

1.Deletion of Section 2.6.2.  Section 2.6.2 of the Warrant Agreement is hereby deleted in its entirety and shall have no further force or effect.

2.Deletion of the NMSI Recital.  The following recital in the Warrant Agreement is deleted in its entirety and shall be deemed stricken:

“WHEREAS, 4,100,000 Sponsor Private Placement Warrants (including in the event that the underwriters’ over‑allotment option is exercised in full) (the “NMSI Private Placement Warrants”) will be distributed to certain members of the sponsor investors who are not managing members of the Sponsor (the “Investors”) upon closing of the Business Combination (as defined below);”

3.No Other Amendment or Waiver; No Breach.  Except as expressly provided herein, the terms of the Warrant Agreement shall remain in full force and effect in accordance with the terms thereof, and none of the parties has waived, nor shall any party be deemed to have waived, any of its respective rights or remedies under the Warrant Agreement. The parties agree that neither this Amendment nor anything in this Amendment shall be deemed to constitute a breach, default, or violation of any representation, covenant, or any other provision of the Warrant Agreement.

4.References to Warrant Agreement.  After the execution and delivery hereof, any reference to the Warrant Agreement shall mean the Warrant Agreement as amended by this Amendment.

5.Miscellaneous.  The following provisions of the Warrant Agreement shall apply to this Amendment mutatis mutandis: Section 9.3 (Successors); Section 9.2 (Notices); Section 9.6 (Counterparts); Section 9.7 (Effect of Headings); Section 9.8 (Amendments); Section 9.9 (Severability).

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

COMPANY		WARRANT AGENT

TEXAS VENTURES ACQUISITION III		CONTINENTAL STOCK TRANSFER &
CORP		TRUST COMPANY

By:	/s/ Kevin McGurn	By:	/s/ Erika Young
Name:	Kevin McGurn	Name:	Erika Young
Title:	Chief Executive Officer	Title:	Vice President

By execution below, consent to this Amendment is hereby provided.

NEW SPONSOR		LEAD UNDERWRITER

YORKVILLE ACQUISITION SPONSOR II,		COHEN & COMPANY CAPITAL
LLC		MARKETS, A DIVISION OF J.V.B.
FINANCIAL GROUP, LLC,

By:	Yorkville Advisors Global, LP	By:	/s/ Jerry Serowik
Its:	Manager	Name:	Jerry Serowik
		Title:	Senior Managing Director;
By:	Yorkville Advisors Global II, LLC		Head of Capital Markets
Its:	General Partner

By:	/s/ Troy Rillo
Name:	Troy Rillo
Title:	Partner

[Signature Page to Amendment No. 1 to Warrant Agreement]